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                              CAMBREX CORPORATION

                                                                      EXHIBIT 23

                              ACCOUNTANTS' CONSENT

Cambrex Corporation:

     We consent to the incorporation by reference in the registration statements of Cambrex Corporation on Forms S-8 (File Nos. 33-22017, 33-21374, 33-37791, 33-81780, and 33-81782) of our report dated January 21, 2000, (except for the first paragraph of Note 23, as to which the date is February 25, 2000 and the second paragraph of Note 23, as to which the date is March 2, 2000), on our audits of the consolidated financial statements and financial statement schedule of Cambrex Corporation as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, which report is included in this Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey
March 15, 2000

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